Exhibit 10.1

AMENDMENT No 1 to MASTER SERVICES AGREEMENT

This Amendment, dated as of July 27, 2010 (the “Amendment Effective Date”) to that certain Master Services Agreement dated as of March 31, 2009 (the “Agreement”), is between Cadila Pharmaceuticals Limited (“Cadila”), and Novavax, Inc. (“Novavax”).

WHEREAS the parties to the Agreement agreed that Novavax would guarantee its use of Services for the initial three (3) years of the Term;

WHEREAS the parties now wish to extend the period of time during which Novavax would guarantee its use of Services an additional one (1) year;

Now therefore, the parties hereto agree as follows:

The following paragraph is added to Section 1.2 between the first and second paragraphs:

The term “Services Request” shall mean a written request from Novavax for Cadila to perform services hereunder which shall set forth a description of the desired services, timeline for completion, and any other information that Novavax believes is relevant to the requested services and shall be deemed to include documents from Novavax entitled “Quotation Requests” that conform to this definition.

The second paragraph of Section 4 entitled “Payment by Novavax; Guaranty of Services” is deleted in its entirety and replaced with the following new second paragraph:

It is the intent of the parties that, during the first four (4) years of the term of this Agreement (the “Services Period”), Novavax will have engaged Cadila to perform Services hereunder that will in the aggregate equal $7.5 million in fees paid to Cadila.  If, at the end of the Guarantee Period, the Services Amount (defined below) does not equal or exceed $7.5 million, then Novavax shall pay Cadila an amount (the “Final Amount”) equal to the sum of (a) the portion of the Shortfall Amount that is less than or equal to $2.0 million, plus (b) the product of fifty percent (50%) times the portion, if any, of the Shortfall Amount that exceeds $2.0 million.  For purposes of this Section 4 and Section 9.2, “Services Amount” equals the sum of (A) the amounts paid under all Project Plans, and (B) amounts to be paid under executed Project Plans if the Services under such Project Plans are completed as provided therein, and (C) any amounts that would have been paid for services under a reasonable Service Request provided to Cadila under this Agreement, which Service Request (i) concerns legitimate products or projects within Novavax’s scope of its own business and (ii) involves services that Cadila is reasonably able to provide within its scope of resources and expertise, but for the fact that Cadila exercised its right not to prepare a Project Estimate or agree to a Project Plan reasonably offered to Cadila by Novavax containing terms substantially consistent with those contained in Cadila’s Project Estimate therefor (which amounts shall be reasonably determined based on amounts that would be reasonably charged for such services had Cadila actually provided a Project Estimate and the parties had entered into a Project Plan therefor); and “Shortfall Amount” equals the difference between $7.5 million and the Services Amount.

Section 9.2 entitled “Force Majeure” is deleted in its entirety and replaced with the following:

9.2           Force Majeure.  Neither party will be responsible for delays or failures in performance resulting from causes beyond the reasonable control of such party (except for any delay or failure to pay amounts due hereunder), including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.  Either party shall have the right to immediately terminate this Agreement should such force majeure event continue for more than ninety (90) days.  If, at the time of such a termination, the Services Amount (defined in Section 4) does not equal or exceed a pro rata portion of $5.5 million (taking into consideration the time between the Effective Date and such termination versus the four year Services Period (the “Pro Rata Amount”)) plus $2.0 million, then Novavax shall pay Cadila an amount (the “FM Final Amount”) equal to the sum of (a) the portion of the FM Shortfall Amount that is less than or equal to $2.0 million, plus (b) the product of fifty percent (50%) times the portion, if any, of the FM Shortfall Amount that exceeds 2.0 million.  For purposes of this Section 9.2, “FM Shortfall Amount” equals the difference between the Pro Rata Amount and the Services Amount.

In all other respects the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date.

NOVAVAX, INC.		CADILA PHARMACEUTICALS LIMITED

By:	/s/ Stanley C. Erck	By:	/s/ Rajiv I. Modi
	Stanley C. Erck		Rajiv I. Modi
	President and Chief Executive Officer		Managing Director